Amendment to License Agreement


     This Amendment to License Agreement (hereinafter AMENDMENT) is made and entered into between the President and Fellows of Harvard College (hereinafter COLLEGE) having offices at the Committee on Patents and Copyrights, 970 Holyoke Center, 1350 Massachusetts Avenue, Cambridge, MA 02138, and Seragen, Inc. (hereinafter LICENSE), a corporation at 97 South Street, Hopkinton, MA 01748.

     WHEREAS, COLLEGE and LICENSEE have previously entered into a License Agreement on November 29, 1983 with respect to the making, using and selling the inventions disclosed and claimed in COLLEGE's U.S. Patent Application No. 377,386, filed May 13, 1982, entitled "Hybrid Proteins" (now U.S. Patent No. 4,675,382), and the foreign patent applications corresponding thereto (hereinafter referred to as the PRIOR LICENSE AGREEMENT); and

     WHEREAS, COLLEGE and LICENSEE desire to amend various provisions of the PRIOR LICENSE AGREEMENT.

     NOW, THEREFORE, in consideration of the mutual covenants set forth below and in the PRIOR LICENSE AGREEMENT,

     IT IS MUTUALLY COVENANTED AND AGREED AS FOLLOWS:

1.   Section 2.1 - This paragraph is amended to read as follows:

          COLLEGE hereby grants to LICENSEE and LICENSEE accepts, subject to the terms and conditions hereof, a worldwide exclusive commercial license, under PATENT RIGHTS to make and have made, to use and have used, to sell and have sold the LICENSED PRODUCTS, and to practice the LICENSED PROCESSES, for the life of PATENT RIGHTS. LICENSEE agrees that during the period of exclusivity of this license in the United States that any products produced through the use of the LICENSED PROCESSES for sale in the United States will be manufactured substantially in the United States unless a waiver is obtained from the Federal government as provided in the regulations implementing Public Law 96-517.

2.   Paragraph 2.2(c) - The following is added to the end of paragraph
     2.2(c):

          LICENSEE affirms that as of the date of this amendment LICENSEE has taken such reasonable efforts.

3.   Paragraph 2.2(d) -- This paragraph is amended to read as follows:

          COLLEGE shall have the right ninety days after the completion of a fiscal year to terminate the exclusivity of the license granted in
          2.1 if LICENSEE within ninety days after written notice from COLLEGE of such intended termination of exclusivity, fails to respond in writing by providing a letter indicating either that
          (i) LICENSEE and SUB-LICENSEES together have expended at least $2 million over the previous two fiscal years on research, development, manufacturing, sales or marketing of products which are currently eligible for royalties under the agreement or may be subject to royalties upon completion of development and commercialization or (ii) that sales of products subject to royalties are in excess of $2,000,000 over the previous two fiscal years.

4.   Paragraph 2.3 - This paragraph is deleted.

5. Paragraph 2.5 - The reference to paragraph 2.3 within this paragraph shall be deleted.

6.   Paragraph 3.3 -- This paragraph is amended to read as follows:

          All sublicenses will be granted under the terms that are in accordance with Public Law 96-517 and that are reasonable and customary in the trade. Sublicense terms and conditions may provide that a sublicensee may further sublicense provided that all sublicensees at any tier shall be required to abide by LICENSEE'S non-financial obligations to COLLEGE as provided in section 2.2(f), 5.2, 6.1 and 10.3 of this license agreement. Any sublicense agreement shall provide for the transfer of all sublicensee obligations, including the payment of royalties specified in such sublicenses, to COLLEGE or its designee in the event that this Agreement is terminated.

7.   Paragraph 3.4 -- This paragraph is amended to read as follows:

          LICENSEE shall annually submit a written report summarizing the results of the prior year's licensing program, and modifying and updating the program's agenda for the year to come. In the event COLLEGE identifies a potential sublicensee for LICENSED PRODUCTS not currently under development by LICENSEE or one of its sublicensees, LICENSEE agrees to enter into good faith negotiation of a sublicense agreement with such party, however, such provision shall not apply to restenosis for cardiovascular applications.

8.   Paragraph 4.1 - See amendment to Appendix C.

9.   Paragraph 4.2 - This paragraph is deleted.

10.  Paragraph 4.3 - This paragraph is amended to read as follows:

          LICENSEE shall pay COLLEGE, during the term of the license of paragraph 2.1, a royalty of 2.0 percent of NET SALES of all LICENSED PRODUCTS sold by LICENSEE and its AFFILIATES. This royalty shall be reduced to 1.0 percent for any term during which the license is non-exclusive except as provided in paragraph 4.4 below. On sales between LICENSEE and its AFFILIATES for resale, the royalty shall be paid on the resale. LICENSEE shall pay COLLEGE 10.0 percent of royalties collected from sublicensees hereunder; provided, however, that where LICENSEE sells LICENSED PRODUCT to a purchaser and also sub-licenses use of the LICENSED PROCESS for such LICENSED PRODUCT to the same purchaser, LICENSEE shall only pay the royalty due on LICENSED PRODUCT. Said royalty rates may vary, as mutually agreed upon by the parties, in cases where LICENSED PROCESS constitutes only a small percentage of licensed processes necessary in the manufacture of LICENSED PRODUCTS.

11.  Paragraph 4.4 -The last sentence is amended to read as follows:

          . . . LICENSEE shall continue to pay the royalty specified in paragraph 4.3 until another such license has been granted to a third party by COLLEGE.

12. Paragraph 4.7 - The reference to paragraph 4.2 and 8.1 is deleted from the offsets in this paragraph.

13. Paragraph 8.1 - The following language replaces the last two sentences of the second paragraph and the third paragraph:

          Recoveries or reimbursements from such action shall first be applied to reimburse LICENSEE and COLLEGE for litigation costs not paid from royalties and then to reimburse COLLEGE for royalties
          withheld.   Any remaining recoveries or reimbursements shall be
          divided between the parties as follows:

          (i) If the amount is lost profits, LICENSEE shall receive an amount equal to the damages the court determines LICENSEE has suffered as a result of the infringement less the amount of any royalties that would have been due COLLEGE on the sales of LICENSED PRODUCTS which would have generated such lost profits and COLLEGE shall receive the amount equal to such royalties.

          (ii) If the amount is other than lost profits, LICENSEE and COLLEGE shall share in a manner that approximates (i) above. If LICENSEE and COLLEGE cannot agree, they shall submit the matter to arbitration as provided in paragraph 10.8.

          In the event that LICENSEE and its sublicensee, if any, elect not to exercise their right to prosecute an infringement of the PATENT RIGHTS pursuant to the above paragraphs, COLLEGE may do so at its own expense, controlling such action and paying LICENSEE fifty percent (50%) of net returns (after reimbursement of all COLLEGE'S expenses)."

14.  Paragraph 9.4 - This paragraph is deleted.

15.  Paragraph 9.5 - This paragraph is amended to read as follows:

          Sublicenses granted by LICENSEE under this Agreement may provide for assignment to COLLEGE of LICENSEE's interest therein upon termination of this Agreement. However, such assignment shall not bind COLLEGE to any obligations greater than those COLLEGE has to LICENSEE under this agreement.

16.  Paragraph 10.6 - The address and contact of Seragen is updated as:

          Seragen, Inc.
          95 South Street
          Hopkinton, MA  01748
          Attn:  President

17.  Appendix C is amended to read as follows:

          LICENSEE shall pay the following amounts as minimum royalty, within sixty (60) days of the end of each annual accounting period following the receipt of regulatory approval from the FDA to commence marketing of a Licensed Product for use by the public:

               $10,000 per year until such time as earned royalties for an annual accounting period exceed $50,000 at which time the minimum royalty shall increase to $20,000 per year until such time as earned royalties for an annual accounting period exceed $100,000 at which time the minimum royalty shall increase to $40,000 per year.

          Royalties earned and paid during the annual accounting period shall be creditable against the minimum royalty but if earned royalties paid for the accounting period do not equal or exceed the minimum royalty, the difference shall be paid within sixty
          (60) days of the end of the annual accounting period.

18. All other terms of the PRIOR LICENSE AGREEMENT remain in full-force and are hereby incorporated herein in this amendment.

     IN WITNESS THEREOF, the parties hereto have each caused this AMENDMENT to be duly executed by their duly authorized representatives.

The effective date of this Amendment is August 6, 1997.


                         PRESIDENT AND FELLOWS OF HARVARD COLLEGE

                         /s/ Joyce Brinton
                         ________________________________________________

                         Attest:


                         ________________________________________________


Seragen, Inc.

/s/ Jean Nichols
_______________________________________
Jean Nichols
President and Chief Technology Officer